UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2014 (June 25, 2014)

INVESTORS REAL ESTATE TRUST
 (Exact name of Registrant as specified in its charter)

North Dakota	000-14851	45-0311232
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 31st Avenue SW, Suite 60
Post Office Box 1988
 Minot, ND 58702-1988
 (Address of principal executive offices) (Zip code)

(701) 837-4738
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2014, the independent trustees of Investors Real Estate Trust approved the payment of cash and stock awards to the Company's named executive officers, as set forth below. The cash bonuses were approved in accordance with the Company's  Short-Term Incentive Program (STIP) under the 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties for the fiscal year ended April 30, 2014 ("Fiscal 2014") and were based on the Company's achievement at the threshold level during Fiscal 2014 of a specified Funds From Operations target. The stock awards were approved in accordance with the Company's Long-Term Incentive Program (LTIP) under the 2008 Incentive Award Plan of Investors Real Estate Trust and IRET Properties for Fiscal 2014, and were based on the Company's achievement at the threshold level during Fiscal 2014 of a specified Total Shareholder Return target. Fifty percent of the stock awards are unrestricted, with immediate vesting, and 50% are restricted, and will vest if the recipient remains employed by the Company until the first anniversary of the last day of the Performance Period (April 30, 2015), subject to the terms and conditions of the LTIP. Any stock award that is not vested as of the earlier of termination of employment or the first anniversary of the last day of the Performance Period will be forfeited.

		Fiscal 2014 Stock Award
		No. of Shares	$ Value, 4/30/2014
Named Executive Officer	Fiscal 2014 Cash Award		Share Price of $8.72

Timothy P. Mihalick	$390,100	47,592	$415,000

Thomas A. Wentz, Jr.	$237,600	35,092	$306,000

Diane K. Bryantt	$172,590	25,490	$222,275

Michael A. Bosh	$103,635	18,965	$165,375

Charles Greenberg	$86,480	15,826	$138,000

Also on June 25, 2014, the Company's independent trustees approved the following fiscal year 2015 base salaries of the named executive officers, retroactive to May 1, 2014 (the Company has an April 30 fiscal year end):

Named Executive Officer	Fiscal 2015 Base Salary	Fiscal 2014 Base Salary	% Increase

Timothy P. Mihalick	$444,050	$415,000	7%

Thomas A. Wentz, Jr.	$385,200	$360,000	7%

Diane K. Bryantt:	$279,805	$261,500	7%

Michael A. Bosh	$235,935	$220,500	7%

Charles A. Greenberg	$191,360	$184,000	4%

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS REAL ESTATE TRUST
Date: July 1, 2014	By:/s/ Timothy P. Mihalick Timothy P. Mihalick President & Chief Executive Officer